UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2007

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 22, 2007, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing that it signed an agreement with the U.S. Drug Enforcement Administration (the “DEA”) which is expected to lead to the reinstatement of the AmerisourceBergen Drug Corporation’s Orlando, FL distribution center’s suspended license to distribute controlled substances on August 25, 2007 at 12:01 a.m. EDT. The reinstatement would allow the distribution center to resume shipment of controlled substances to its retail customers at that time. The agreement with the DEA requires the Company to implement an enhanced and more sophisticated order monitoring program in all AmerisourceBergen Drug Corporation distribution centers by June 30, 2007, after which the Company must pass several DEA inspections of the new program for the reinstatement to become effective on the August date. There can be no assurance (i) that the Company will successfully pass the DEA inspections that are a condition to the reinstatement of the Orlando, FL distribution center’s controlled substances license, (ii) that any U.S. Attorney or any other governmental authority will not seek to commence an action against the Company based on the alleged violations of laws and regulations in which the DEA alleged that the Company engaged or (iii) that the DEA, any U.S. Attorney or any other governmental authority will not seek to commence an action against the Company for any other alleged violations of laws and regulations requiring the Company to maintain effective controls against diversion of controlled substances and monitor and report suspicious controlled substances orders. A copy of the news release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	News Release dated June 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: June 22, 2007	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer